Exhibit 99.1

For more information, contact:
Tom Miller Chief Financial Officer (818) 444-2325 tmiller@ixiacom.com	Michael Attar Director Investor Relations (818)444-2330 mattar@ixiacom.com
Ixia Announces Preliminary First Quarter Results
CALABASAS, CA—April 6, 2006 —Ixia (Nasdaq: XXIA) today reported certain preliminary financial results for the first quarter ended March 31, 2006.
Net revenues for the first quarter of 2006 are expected to be in the range of $38.0 to $39.0 million, below the Company’s guidance of $39.0 to $41.0 million. While sales to Ixia’s largest account, Cisco Systems, were up approximately 25% sequentially from the 2005 fourth quarter to $13.5 million, overall first quarter 2006 revenues were impacted by a decrease in other revenues, primarily in North America and Europe. Revenues in Asia Pacific were strong sequentially.
Earnings per diluted share on a GAAP basis for the first quarter of 2006 are expected to be approximately $0.00 to $0.02, including the impact of stock-based compensation as required by FAS 123R, as compared to the Company’s guidance of $0.01 to $0.03. Excluding the impact of non-cash charges for the amortization of intangible assets, stock-based compensation, and the related income tax effects, non-GAAP earnings per diluted share for the first quarter of 2006 are expected to be approximately $0.06 to $0.08, as compared to the Company’s guidance of $0.08 to $0.10.
“We are confident that Ixia’s business and strategy remain fundamentally sound,” commented Errol Ginsberg, President and Chief Executive Officer of Ixia. “In some instances, however, we have encountered increased competition as we target certain accounts where our competitors have been the incumbent supplier. At some customers, we have seen the time for purchasing decisions lengthen, delaying some revenues. At the same time we are encouraged by continued progress in China and India. Beyond the first quarter, we believe that our investments in our product portfolio, development capabilities and sales force, resulting in a substantial year-over-year increase in operating expenses, have positioned us to capitalize on important underlying trends, including the increasing adoption of 10 Gigabit Ethernet and the roll-out of triple play services. ”
“In the first quarter, we estimate that our cash and investments have increased by approximately $1 million to $203 million, after taking into account approximately $5.0 million paid during the quarter in the Dilithium product line acquisition” added Mr. Ginsberg.
Ixia will host a conference call for analysts and investors to discuss its quarterly results on April 20, 2006 at 5:00 p.m. Eastern Time. Open to the public, a live Web cast of the conference call will be accessible from the “Investors” section of Ixia’s Web site (www.ixiacom.com). Following the live Web cast, an archived version will be available in the “Investors” section on the Ixia Web site for 90 days.
Non-GAAP Information
Certain non-GAAP financial measures are included in this press release. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance. By excluding certain non-cash charges, as well as the related tax effects, our non-GAAP results provide information to both management and investors that is useful in assessing Ixia’s core operating performance and in evaluating and comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to evaluate financial results and to plan and forecast future periods. The presentation of this additional information is not meant to be considered a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures included in this press release which are set forth below.
About Ixia
Ixia is a leading provider of performance test systems for IP-based infrastructure and services. Its highly scalable solutions generate, capture, characterize, and emulate network and application traffic, establishing definitive performance and conformance metrics of network devices or systems under test. Ixia’s test systems are used by network and telephony equipment manufacturers, semiconductor manufacturers, service providers, governments, and enterprises to validate the functionality and reliability of complex IP networks, devices, and applications. Ixia’s Triple Play test systems address the growing need to test voice, video, and data services and network capability under real-world conditions. Ixia’s vision is to be the world’s pre-eminent provider of solutions to enable testing of next generation IP Triple Play networks. Ixia’s test systems utilize a wide range of industry-standard interfaces, including Ethernet, SONET, ATM, and wireless connectivity, and are distinguished by their performance, accuracy, reliability, and adaptability to the industry’s constant evolution.
For more information, contact Ixia at 26601 W. Agoura Road, Calabasas, CA 91302; (818) 871-1800, Fax: (818) 871-1805; Email: info@ixiacom.com or visit our Web Site at http://www.ixiacom.com
Ixia®, the Ixia four petal logo® are registered trademarks of Ixia. Unless otherwise indicated, other trademarks are the property of their respective owners.
Reconciliation of Non-GAAP to GAAP diluted earnings per share:

	Three months ended
	March 31, 2006
Non-GAAP diluted earnings per share	$0.06	$0.08
Stock-based compensation (FAS 123R)	(0.07)	(0.07)
Amortization of intangible assets	(0.02)	(0.02)
Income tax effect	0.03	0.03

GAAP diluted earnings per share	$0.00	$0.02